Exhibit 5.2

September 26, 2025

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, New York 12205

Ladies and Gentlemen:

We have acted as counsel for Soluna Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the registration of the resale of (i) 2,000,000 common warrants (the “Common Warrants”) to purchase up to 2,000,000 shares (the “Common Warrant Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) 2,000,000 pre-funded warrants (together with the Common Warrants, the “Warrants”) to purchase up to 2,000,000 shares (together with the Common Warrant Shares, the “Warrant Shares”) of Common Stock, and (iii) 4,000,000 shares of Common Stock issuable upon exercise of the Warrants.

In connection with rendering this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, the form of the Warrants and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, (iv) the authenticity of the originals of such latter documents, (v) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed, and (vi) that, as set forth in a separate opinion delivered to the Company on the date hereof by Brownstein Hyatt Farber Schreck LLP, Nevada counsel to the Company, the Warrants and the Warrant Shares have been duly authorized for execution and delivery by the Company. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) or (iii) an implied covenant of good faith and fair dealing. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

We express no opinion as to any provision of the Warrants that: (i) provides for economic remedies to the extent such provisions may constitute unlawful penalties, (ii) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (iii) restricts non-written modifications and waivers, (iv) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (v) relates to exclusivity, election or accumulation of rights or remedies, (vi) authorizes or validates conclusive or discretionary determinations, or (vii) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

The opinion expressed herein is limited to the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. This opinion is limited to such laws as are in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limitation, no opinion is expressed herein with respect to the qualification of the Warrants or the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP